Exhibit 99.3

AMENDMENT TO SALARY CONTINUATION AGREEMENT

This agreement (the “Amendment”), dated as of February          , 2006 amends the Salary Continuation Agreement between Western Sierra National Bank, a national banking association (“Bank”), and Gary D. Gall (“Executive”) dated August 22, 2002 (the “SERP”).

RECITALS

A.                                    Executive currently serves as an executive of the Bank.

B.                                    Executive and the Bank are parties to the SERP pursuant to which Executive would become entitled to an early benefit upon a “Change of Control.”

C.                                    The Bank is currently negotiating a definitive agreement (the “Merger Agreement”) with Umpqua Holdings Corporation (“Umpqua”), pursuant to which the Bank would merge into Umpqua or its subsidiary.  Upon the consummation of the Merger Agreement (the “Merger”), a “Change of Control” would occur.

D.                                    Umpqua has expressed an unwillingness to enter into the Merger Agreement, unless the benefits payable under the SERP are confirmed as provided herein.

E.                                      Executive desires to realize the early benefit under the SERP as clarified by this Amendment, which would result from the Merger.

AMENDMENT

1.                                      Effective Date.  This Amendment shall be effective as of the consummation of the Merger (the “Effective Date”).

2.                                      Amendment to Section 2.4.  Section 2.4 of the SERP is amended to read in its entirety as follows:

“2.4.                     Change of Control Benefit.  In the event there is a Change of Control, the Executive shall be entitled to be paid in a lump sum on the date of the consummation of the Change of Control, an amount equal to $1,503,877.00.  If Executive is entitled to benefits pursuant to Section, Executive shall not be entitled to any other benefits in this Agreement.

3.                                      Amendment to Section 5.2.  Section 5.2 of the SERP is amended to read in its entirety as follow:

“5.2                         Excess Parachute Payment.  If the benefit payments under this Agreement, either alone or together with other payments to which the Executive is entitled to receive from Employer, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code.  The reduction in benefits payments shall be made by applying 50% of the reduction to the benefits payments to be received under this Agreement and 50% to the benefits to be received under the Amendment to the Executive’s Amended and Restated Severance Agreement of even date herewith.  The determination of any reduction in the benefit payments pursuant to the foregoing provisions, shall be made by mutual agreement of Executive and Employer or if no agreement is possible, by the Employer’s accountants.

4.                                      Continuing Agreement.  Except as set forth in Section 2 above, all other provisions of the SERP remain in full force and effect.

5.                                      Superseding Agreement.  For clarity, the Executive and the Bank agree that the SERP, as amended herein, is the sole effective Salary Continuation Agreement between the Executive and the Bank or between the Executive and Western Sierra Bancorp, having superseded all prior such agreements.

“BANK”	“EXECUTIVE”

By:
Name:	Gary D. Gall
Its:

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